News Release

Goodrich Corporation
Media Contacts:	Four Coliseum Centre
Lisa Bottle +1 704 423 7060	2730 West Tyvola Road
Gail K. Warner +1 704 423 7048	Charlotte, NC 28217-4578
Investor Contact:	Tel: 704 423 7000
Paul Gifford +1 704 423 5517	Fax: 704 423 7127
www.goodrich.com
Goodrich Announces First Quarter 2006 Financial Results and
Increased Outlook for 2006 Net Income per Diluted Share
•	First quarter 2006 net income per diluted share was $1.60, including $1.05 per share associated with tax settlements announced on March 29, 2006 and settlement of 1995 — 1997 Rohr, Inc. audit periods received on April 25, 2006
•	First quarter 2006 sales of $1,424 million increased 12 percent over first quarter 2005, reflecting sales growth in all three segments and in the commercial original equipment and aftermarket market channels
•	Definitive agreement to divest Turbomachinery Products announced, expected to close in the second quarter 2006
•	Full year 2006 outlook for net income per diluted share increased by a total of $1.18 per diluted share, from $2.20 – $2.40 to $3.38 – $3.58 per diluted share. The increase was composed of $0.05 per diluted share to reflect stronger than expected aftermarket sales, plus $1.05 per diluted share associated with the impact of completed tax settlements and approximately $0.08 per diluted share associated with the expected sale of Turbomachinery Products.
CHARLOTTE, NC, April 27, 2006 — Goodrich Corporation announced results today for the first quarter 2006, and updated its full year 2006 outlook ranges.
Commenting on the company’s performance, Marshall Larsen, Chairman, President and Chief Executive Officer, said, “Our company continued to perform well during the first quarter 2006, and we remain on track towards achieving our 2006 margin improvement goal.”
“During the first quarter 2006, we experienced excellent sales growth and improved segment operating income and margins. Additionally, we completed several tax settlements, which resulted in net income per diluted share of $1.05. On April 11, we announced an agreement to sell our Turbomachinery Products business, consistent with our philosophy of divesting non-core businesses when it makes sense to do so. Further, we increased our outlook for full year 2006 net income per diluted share due to the expected continuation of very strong commercial aftermarket sales,” Larsen continued.
First quarter 2006 compared to first quarter 2005
Goodrich reported first quarter 2006 net income of $201 million, or $1.60 per diluted share, on sales of $1,424 million. This compares to first quarter 2005 net income of $58 million, or $0.47 per diluted share, on sales of $1,276 million. The improved results were primarily due to increased sales for commercial aerospace original equipment and aftermarket products and the inclusion of approximately $132 million, or $1.05 per diluted share, related to the impact of the tax settlements with the IRS.
Sales for the quarter, by market channel, continued to reflect very strong growth in our commercial airplane-related market channels. For the first quarter 2006 compared to the first quarter 2005, sales changes by market channel were as follows:
•	Large commercial airplane original equipment sales increased 27 percent.
•	Regional, business and general aviation airplane original equipment sales increased 25 percent, led by strong sales growth for aerostructures products.
•	Large commercial and general aviation airplane aftermarket sales increased by 16 percent, with continued strong sales of aerostructures products and services.
•	Defense and space sales of both original equipment and aftermarket products and services decreased, as anticipated, by less than 3 percent. Strong military and space sales growth in the Electronic Systems segment was offset by a decrease in sales associated with certain aerostructures contracts that concluded in 2005.
Income in the first quarter 2006 was positively affected by the strong sales discussed above. Income was negatively affected by increased costs of approximately $0.10 per diluted share, compared to the first quarter 2005, associated with stock-based compensation, pension and foreign exchange translation. Stock-based compensation expense, which included the implementation of the accelerated expense provisions of FAS 123(R), was the largest contributor to this increase. Stock-based compensation expense, for the first quarter 2006 compared to the first quarter 2005, increased by approximately $12 million pre-tax ($8 million after-tax, or $0.06 per diluted share).
Cash flow from operations during the first quarter 2006 was $66 million, an increase of $49 million from the same period in 2005. The increase was primarily due to higher income and non-cash expenses and improved working capital. Capital expenditures were $43 million in the first quarter 2006 compared to capital expenditures in the first quarter 2005 of $27 million.
Business Highlights
•	On March 29, Goodrich announced that it has reached final settlements with the Internal Revenue Service with regard to the previously disclosed Rohr, Inc. (Rohr) tax litigation and for most items in the 1997 — 1999 audit cycle for Coltec Industries Inc. During the first quarter of 2006 Goodrich recognized income from these settlements of approximately $117 million, or $0.93 per diluted share, net, primarily related to the reversal of previously established reserves. This amount has been recorded as a reduction to income tax expense in continuing operations. Based on current estimates for full year 2006 tax payments, the settlements are expected to result in a net cash outlay of approximately $90 million primarily related to the reversal of a timing item for interest deductions reported on prior year income tax returns. The payments are expected to be made during the second half of 2006.

•	On April 25, the company received approval of another settlement with the Internal Revenue Service (IRS) with regard to its prior examination cycle. The settlement covers all items for the 1995 – 1997 Rohr audit periods, and has been reviewed and approved by the Joint Committee on Taxation of the U.S. Congress. During the first quarter of 2006 Goodrich recognized income from this settlement of approximately $15 million, or $0.12 per diluted share, net, primarily related to the reversal of previously established reserves. This amount was recorded as a reduction to income tax expense in continuing operations, and is in addition to the impact of the IRS settlements announced on March 29, 2006.

•	On April 11, Goodrich announced that it has entered into a definitive agreement to sell its Turbomachinery Products business. The transaction is subject to, among other things, financing satisfactory to the buyer and receipt of certain customer consents and government approvals. The sale is expected to close late in the second quarter of 2006. The sale price is $83 million, which is expected to generate after-tax cash flow of approximately $90 million. Goodrich expects to report an after-tax gain on the sale of the business of approximately $10 – $15 million, or $0.08 – $0.12 per diluted share, which will be partially offset by the loss of ongoing earnings from the business in 2006. Goodrich expects Turbomachinery Products to be reported as a discontinued operation starting with the reporting of second quarter 2006 results in July 2006, and prior periods will be restated at that time.

•	During the first quarter, operational performance in the Airframe Systems segment continued its improvement trend. Landing gear deliveries continue to meet key customer requirements and all Boeing commercial aircraft programs are now on schedule. Restructuring activity in the landing gear business included a reduction in force of approximately 100 people, which was completed during the quarter, and a charge related to the expected sale of a previously closed facility. These actions are expected to result in significant savings beginning in the second quarter 2006. Some components of the redesigned actuation system for the A380 airplane were flown for the first time on one of the flight test aircraft and the actuation business experienced improved aftermarket sales. For the segment, operating income results for the first quarter 2006, compared to the first quarter 2005, included a charge associated with the expected sale of a closed facility, stock-based compensation, pension and foreign exchange translation expenses of approximately $8 million, which represents about 1.7 percent of sales during the quarter.

•	Boeing selected Goodrich to supply the flight deck lighting system and cabin attendant seating for the 787 Dreamliner. The contracts are expected to generate up to $110 million in original equipment and aftermarket sales over the initial contract period. Additionally, Boeing selected Goodrich to provide a Flight Deck Entry Video Surveillance System for the 787. The system, offered as an option to 787 customers, will provide flight crews with a complete view of the aircraft flight deck entry area in order to enhance cockpit security and ultimately, overall aircraft safety.

•	Boeing selected Goodrich to provide the nose, wing and body landing gear, as well as wheels and brakes for the new 747-8 aircraft. The 747-8 is the latest derivative of Boeing’s 747, continuing Goodrich’s longstanding partnership with Boeing on the 747. Goodrich will redesign its products to support the higher gross weight of the 747-8 commercial and freighter variants.

•	In February, Goodrich was awarded a contract from the U.S. Army to design, develop and deliver an indium gallium arsenide (InGaAs) technology for use in high-definition, infrared night vision cameras. The technology will allow users to capture images in the darkest of night conditions. Goodrich was also selected by the U.S. Department of Homeland Security for the evaluation of a spectrometer to detect chemical warfare agents and toxic industrial chemicals.
2006 Outlook
Based on the strong first quarter 2006 commercial aftermarket sales, Goodrich sales to airlines and package carriers for large commercial and regional aircraft aftermarket parts and services are now expected to grow by more than 7 percent in 2006, compared to 2005. The company’s other market assumptions for 2006, which are included in the supplemental data portion of this press release, are unchanged from that provided in the full year 2005 results released on Feb. 2, 2006.
The company continues to expect that full year 2006 sales will be toward the upper end of the range of $5.6 – $5.7 billion. The company now expects its 2006 net income per diluted share to be in the range of $3.38 – $3.58, which includes increases of approximately $0.05 associated with the expected continuation of very strong commercial aftermarket sales, and $1.13 per diluted share for the previously discussed tax settlements and the impact of the expected sale of the Turbomachinery Products business. The outlook continues to include increased expenses for pension, foreign exchange and stock-based compensation that are now expected to be approximately $0.29 per diluted share, compared to 2005.
The assumptions for 2006 pension, foreign exchange and stock-based compensation expense are essentially unchanged from those provided in the full year 2005 results released on Feb. 2, 2006, and are included in the supplemental data portion of this press release.

Goodrich now expects cash flow from operations, minus capital expenditures, to be in the range of $100 – $150 million, which includes expected second half 2006 tax payments of approximately $90 million primarily related to the reversal of timing items for interest deductions reported on prior year income tax returns. This outlook continues to include significant cash expenditures for investments in recently awarded programs such as the Boeing 787 Dreamliner and the Airbus A350, capital expenditures to support higher original equipment deliveries at Boeing and Airbus, and productivity initiatives that are expected to enhance margins over the long term. The company expects capital expenditures in 2006 to be in the range of $240 – $260 million. Additionally, during the second quarter 2006, Goodrich expects cash flow from discontinued operations of approximately $90 million associated with the anticipated sale of its Turbomachinery Products business. The cash flow from this sale is not included in the cash flow from operations, minus capital expenditures, outlook discussed above.
The current sales, net income and cash flow from operations outlook for 2006 does not include resolution of the previously disclosed Coltec tax litigation and resolution of the remaining items in the IRS examination cycle for the company’s tax years through 1999, the impact of acquisitions or divestitures, other than the expected sale of Turbomachinery Products, resolution of potential remaining A380 contractual disputes with Northrop Grumman, or the impact of changes to the company’s pension plan.

The supplemental discussion and tables that follow provide more detailed information about the first quarter 2006 segment results and assumptions underlying the 2006 outlook.

Goodrich will hold a conference call on April 27, 2006 at 10:00 AM U.S. Eastern Time to discuss this announcement. Interested parties can listen to a live webcast of the conference call, and view the related presentation materials, at www.goodrich.com, or listen via telephone by dialing 913-981-5510.

Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.

FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY
Certain statements made in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “should,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. We caution readers that any such forward-looking statements are based on assumptions that we believe are reasonable, but are subject to a wide range of risks, and actual results may differ materially.
Important factors that could cause actual results to differ include, but are not limited to:
•	demand for and market acceptance of new and existing products, such as the Airbus A350 and A380, the Boeing 787 Dreamliner, the EMBRAER 190, the Dassault Falcon 7X and the Lockheed Martin F-35 JSF and F-22 Raptor;
•	our ability to extend our commercial original equipment contracts beyond the initial contract periods;
•	potential cancellation of orders by customers;
•	successful development of products and advanced technologies;
•	the health of the commercial aerospace industry, including the impact of bankruptcies in the airline industry;
•	global demand for aircraft spare parts and aftermarket services;
•	changing priorities or reductions in the defense budgets in the U.S. and other countries, U.S. foreign policy and the level of activity in military flight operations;
•	the ability of the company to complete the sale of its Turbomachinery Products business, which is conditioned on, among other things, financing satisfactory to the buyer, receipt of certain customer and government consents, and the reaction of significant customers of this business to the proposed transaction;
•	the actual amount of future liabilities assumed by us pursuant to the partial settlement with Northrop Grumman related to the purchase of aeronautical systems;
•	the possibility of additional contractual disputes with Northrop Grumman related to the purchase of aeronautical systems;
•	the resolution of tax litigation involving Coltec Industries Inc., and the resolution of the remaining items in the IRS examination cycle for our tax years through 1999;
•	the possibility of restructuring and consolidation actions beyond those previously announced by us;
•	threats and events associated with and efforts to combat terrorism, including the current situation in Iraq;
•	the extent to which expenses relating to employee and retiree medical and pension benefits continue to rise;
•	the level of participation of employees in new retirement plan alternatives;
•	competitive product and pricing pressures;

•	our ability to recover from third parties under contractual rights of indemnification for environmental and other claims arising out of the divestiture of our tire, vinyl and other businesses;
•	possible assertion of claims against us on the theory that we, as the former corporate parent of Coltec Industries Inc, bear some responsibility for the asbestos-related liabilities of Coltec and its subsidiaries, or that Coltec’s dividend of its aerospace business to us prior to the EnPro spin-off was made at a time when Coltec was insolvent or caused Coltec to become insolvent;
•	the effect of changes in accounting policies;
•	domestic and foreign government spending, budgetary and trade policies;
•	delay in deliveries of defense and space products requiring certain compliance under the Berry amendment as implemented by DFARS 252.225-7014 (Preference for domestic specialty metals) and DFARS 252.225-7014 (Preference for domestic specialty metals) Alternate I;
•	economic and political changes in international markets where we compete, such as changes in currency exchange rates, inflation, deflation, recession and other external factors over which we have no control; and
•	the outcome of contingencies including completion of acquisitions, divestitures, tax audits, litigation and environmental remediation efforts.
We caution you not to place undue reliance on the forward-looking statements contained in this document, which speak only as of the date on which such statements are made. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.
###

Supplemental Data
Segment Review

	Quarter Ended March 31,
			%	% of Sales
	2006	2005	Change	2006	2005
	(Dollars in millions)

NET CUSTOMER SALES
Engine Systems	$610.5	$528.1	15.6
Airframe Systems	470.3	442.7	6.2
Electronic Systems	343.0	304.7	12.6

Total Sales	$1,423.8	$1,275.5	11.6

SEGMENT OPERATING INCOME
Engine Systems	$118.5	$90.5	30.9	19.4	17.1
Airframe Systems	14.1	27.8	(49.3)	3.0	6.3
Electronic Systems	36.8	32.3	13.9	10.7	10.6

Segment Operating Income	$169.4	$150.6	12.5	11.9	11.8

Included below is a summary discussion of sales and operating income changes by segment:
Engine Systems: Engine Systems segment sales of $610.5 million in the quarter ended March 31, 2006 increased $82.4 million, or 15.6 percent, from $528.1 million in the quarter ended March 31, 2005. The increase was due to the following:
•	Higher commercial and general aviation airplane original equipment (OE), aftermarket and maintenance, repair and overhaul (MRO) sales volume of approximately $88 million primarily in our aerostructures, cargo and engine controls businesses; and

•	Higher sales volume of approximately $15 million of regional and business OE and aftermarket products primarily from our aerostructures business.
The increase in sales was partially offset by a decline in defense sales volume in our aerostructures and cargo businesses of approximately $27 million.
Engine Systems segment operating income increased $28 million, or 30.9 percent, from $90.5 million in the quarter ended March 31, 2005 to $118.5 million in the quarter ended March 31, 2006. Segment operating income was higher due to:
•	Higher sales volume as described above which generated additional segment operating income of approximately $40 million; and

•	Lower cumulative catch-up charges in the quarter ended March 31, 2006 than in prior year’s quarter on several contracts in our aerostructures business of approximately $4 million.
The increase in the Engine Systems segment operating income was partially offset by approximately $15 million of increased costs for stock-based compensation and pension expenses, higher warranty costs and increased costs for research and development costs, primarily for the development of the Boeing 787 and the Airbus A350 programs.
Airframe Systems: Airframe Systems segment sales of $470.3 million for the quarter ended March 31, 2006 increased $27.6 million, or 6.2 percent, from $442.7 million for the quarter ended March 31, 2005. The increase was primarily due to:
•	Higher volume of approximately $35 million of landing gear commercial OE and aftermarket and military products; and

•	Higher volume of actuation systems of approximately $15 million, excluding the impact of foreign exchange translation.
The increases in sales volume were partially offset by a decrease in airframe heavy maintenance service sales volume of approximately $17 million and unfavorable foreign currency translation of approximately $10 million in the actuation business.
Airframe Systems segment operating income decreased $13.7 million, or 49.3 percent, from $27.8 million for the quarter ended March 31, 2005 to $14.1 million for the quarter ended March 31, 2006. The improved operating income from increased sales volume was more than offset by:
•	Higher costs of approximately $16 million, primarily in the wheel and brake and landing gear businesses, including raw material cost inflation, restructuring expenses, a charge associated with the sale of a closed facility, stock-based compensation, pension and foreign exchange translation expenses; and

•	Unfavorable product sales mix of approximately $3 million primarily in the wheel and brake business.
Partially offsetting the operating income decline was the impact of lower research and development expense of $4 million primarily from reduced spending on the A380 actuation system.
Electronic Systems: Electronic Systems segment sales of $343 million in the quarter ended March 31, 2006 increased $38.3 million, or 12.6 percent, from $304.7 million in the quarter ended March 31, 2005. The increase was primarily due to:
•	Higher sales volume of approximately $19 million of defense and space OE primarily in our optical and space systems, fuel and utility systems, sensor systems and power systems businesses, partially offset by a decline in sales volume in our propulsion systems business;

•	Higher sales volume of approximately $8 million of regional and general aviation airplane OE products in our de-icing and specialty systems, sensor systems and lighting systems businesses;

•	Higher sales volume of $11 million of large commercial OE and aftermarket products in virtually all of our business units; and

•	Higher sales volume of approximately $5 million from Sensors Unlimited, Inc., which was acquired during the fourth quarter 2005.
Electronic Systems segment operating income increased $4.5 million, or 13.9 percent, from $32.3 million in the quarter ended March 31, 2005 to $36.8 million in the quarter ended March 31, 2006. Segment operating income was higher due to:
•	Higher sales volume as described above, which generated additional segment operating income of approximately $13 million;

•	Favorable sales mix of $1 million in our optical and space systems, lighting systems and power systems businesses; and

•	Revision of an assumption used in the actuarial valuation of other post-retirement benefits related to the acquisition of the aeronautical systems business in the electronics segment of approximately $3 million.
The increase in segment operating income was partially offset by:
•	Increased operating costs of approximately $8 million, primarily due to stock-based compensation, pension and warranty expenses; and

•	Increased investments in research and development and new product introduction costs primarily related to our optical and space systems, fuel and utility systems and power systems businesses to support new programs of approximately $6 million.
2006 Outlook — Market Channel Assumptions and Pension, Foreign Exchange and Stock- Based Compensation Expense Detail
Goodrich’s 2006 outlook is based on the following market assumptions. The assumptions are unchanged from the assumptions discussed in the full year 2005 results release on Feb. 2, 2006.
•	Goodrich expects deliveries of Airbus and Boeing large commercial aircraft to increase by more than 20 percent in 2006, and by a somewhat lesser amount in 2007. Goodrich sales of large commercial aircraft original equipment products are projected to increase by 10 — 15 percent in 2006. This expected growth rate is lower than the growth rate in aircraft deliveries because many Goodrich products are delivered well in advance of manufacturers’ deliveries to their customers, causing sales to occur in 2005 for planes to be delivered well into 2006.

•	Capacity in the global airline system, as measured by available seat miles (ASMs), is expected to continue to grow at about 5 percent in 2006, compared to 2005. Goodrich sales to airlines and package carriers for large commercial and regional aircraft aftermarket parts and services are now expected to grow by more than 7 percent in 2006, compared to 2005.

•	Total regional and business aircraft production is expected to be flat or slightly down in 2006, compared to 2005, as deliveries of business jets are expected to increase, partially offsetting the expected decrease in regional aircraft deliveries. Deliveries to Embraer in support of its EMBRAER 190 aircraft, which includes significant Goodrich content, are expected to enable Goodrich to increase its original equipment sales in this market channel for the full year 2006 by approximately 5 percent, compared to 2005.

•	Defense and space sales (original equipment and aftermarket) are expected to be relatively flat to slightly down in 2006, compared to 2005. Sales for the C-5 Reliability Enhancement and Re-engining Program are expected to temporarily decrease in 2006, and sales of military aftermarket products are also expected to decline in the customer services business. These decreases are expected to be largely offset by strong growth in the sales of military and space products in the company’s optical and space systems business.
As also noted in Goodrich’s full year 2005 results release, the 2006 outlook includes significant increases in costs associated with pension expense, foreign exchange and stock-based compensation. The assumptions discussed below are unchanged from those previously disclosed:
•	Pension expense — Goodrich set the discount rate, actuarial assumptions and expected long-term rate of return for 2006 on Jan. 1, 2006. Based on actuarial assumptions and interest rates and asset values as of Jan. 1, 2006, Goodrich expects to incur additional pension expense of approximately $19 million pre-tax ($12 million after tax, or $0.10 per diluted share) during 2006, compared to 2005. This expectation is based on a discount rate assumption of 5.64 percent for the U.S. plans, and includes the benefit of the company’s voluntary contributions to its U.S. plans during 2005.

•	Foreign exchange — Goodrich is currently about 90 percent hedged for its expected 2006 foreign exchange exposure. Based on these hedges and current market conditions, it is expected that foreign currency translation related to sales and expenses denominated in currencies other than the U.S. dollar will have an unfavorable impact of approximately $26 million pre-tax ($16 million after-tax, or $0.13 per diluted share) during 2006, compared to 2005, as gains from hedges maturing in 2006 will be less than gains realized in 2005.

•	Stock-based compensation — The company implemented FAS 123, prospectively, and a new stock option and restricted stock unit program on January 1, 2004. The cost of each annual restricted stock unit grant is amortized over a five-year vesting period. Consequently, expense increases year-over-year as each new restricted stock unit grant is added. Also, under the provisions of FAS 123(R), beginning in 2006, Goodrich has recognized the value of stock options and restricted stock units granted to all employees who are, or who become, eligible for retirement on an accelerated basis. In total, these items resulted in an increase in stock-based compensation expense, for 2006 compared to 2005, of approximately $13 million pre-tax ($8 million after-tax, or $0.06 per diluted share).

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months
	Ended
	March 31,
	2006	2005
Sales	$1,423.8	$1,275.5

Operating costs and expenses:
Cost of sales	1,043.9	929.7
Selling and administrative costs	238.2	215.7

	1,282.1	1,145.4

Operating Income	141.7	130.1
Interest expense	(32.0)	(33.9)
Interest income	1.1	0.9
Other income (expense) – net	(10.6)	(10.1)

Income from continuing operations before income taxes	100.2	87.0
Income tax expense	99.5	(30.2)

Income From Continuing Operations	199.7	56.8
Income from discontinued operations	0.6	0.7
Cumulative effect of change in accounting	0.6	—

Net Income	$200.9	$57.5

Basic Earnings per Share:
Continuing operations	$1.62	$0.47
Discontinued operations	—	0.01
Cumulative effect of change in accounting	0.01	—

Net Income	$1.63	$0.48

Diluted Earnings per Share:
Continuing operations	$1.59	$0.46
Discontinued operations	—	0.01
Cumulative effect of change in accounting	0.01	—

Net Income	$1.60	$0.47

Dividends declared per common share	$0.20	$0.20

Weighted — Average Number of Shares Outstanding (in millions)
Basic	123.5	119.8

Diluted	125.6	122.1

PRELIMINARY
GOODRICH CORPORATION
SEGMENT REPORTING (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months
	Ended
	March 31,
	2006	2005
Sales:
Engine Systems	$610.5	$528.1
Airframe Systems	470.3	442.7
Electronic Systems	343.0	304.7

Total Sales	$1,423.8	$1,275.5

Operating Income:
Engine Systems	$118.5	$90.5
Airframe Systems	14.1	27.8
Electronic Systems	36.8	32.3

Total Segment Operating Income	169.4	150.6

Corporate General and Administrative Costs	(27.7)	(20.5)

Total Operating Income	$141.7	$130.1

Segment Operating Income as a Percent of Sales:
Engine Systems	19.4%	17.1%
Airframe Systems	3.0%	6.3%
Electronic Systems	10.7%	10.6%

Total Segment Operating Income as a Percent of Sales	11.9%	11.8%

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS)

	March 31,	December 31,
	2006	2005
Current Assets
Cash and cash equivalents	$283.0	$251.3
Accounts and notes receivable, less allowances for doubtful receivables ($23.3 at March 31, 2006 and $23.5 at December 31, 2005)	787.9	709.2
Inventories — net	1,393.6	1,308.4
Deferred income taxes	99.4	101.3
Prepaid expenses and other assets	48.7	55.2

Total Current Assets	2,612.6	2,425.4

Property, plant and equipment — net	1,198.9	1,194.3
Prepaid pension	318.7	337.8
Goodwill	1,319.7	1,318.4
Identifiable intangible assets — net	459.7	462.3
Deferred income taxes	48.9	42.8
Other assets	678.3	673.0

Total Assets	$6,636.8	$6,454.0

Current Liabilities
Short-term debt	$28.6	$22.3
Accounts payable	589.4	534.1
Accrued expenses	748.0	764.9
Income taxes payable	189.1	284.4
Deferred income taxes	8.0	7.2
Current maturities of long-term debt and capital lease obligations	1.5	1.7

Total Current Liabilities	1,564.6	1,614.6

Long-term debt and capital lease obligations	1,740.4	1,742.1
Pension obligations	848.3	844.2
Postretirement benefits other than pensions	293.4	300.0
Deferred income taxes	44.3	42.1
Other non-current liabilities	438.0	438.0
Commitments and contingent liabilities	—	—
Shareholders’ Equity
Common stock — $5 par value Authorized 200,000,000 shares; issued 137,538,824 shares at March 31, 2006 and 136,727,436 shares at December 31, 2005 (excluding 14,000,000 shares held by a wholly-owned subsidiary at each date)	687.7	683.6
Additional paid-in capital	1,243.3	1,203.3
Income retained in the business	461.4	285.6
Accumulated other comprehensive loss	(267.6)	(283.0)
Common stock held in treasury, at cost	(417.0)	(416.5)

Total Shareholders’ Equity	1,707.8	1,473.0

Total Liabilities And Shareholders’ Equity	$6,636.8	$6,454.0

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months
	Ended
	March 31,
	2006	2005
Operating Activities
Net income	$200.9	$57.5
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	(0.6)	(0.7)
Cumulative effect of change in accounting	(0.6)	—
Restructuring and consolidation:
Expenses	1.1	3.2
Payments	(1.5)	(3.4)
Asset impairments	0.9	—
Depreciation and amortization	56.3	54.7
Excess tax benefits on equity instruments issued under share- based payment arrangements	(1.2)	—
Stock-based compensation expense	17.5	5.3
Deferred income taxes	(4.2)	(28.8)
Change in assets and liabilities, net of effects of acquisitions and dispositions of businesses:
Receivables	(96.0)	(103.5)
Change in receivables sold, net	—	24.3
Inventories	(82.6)	(65.7)
Other current assets	9.1	3.4
Accounts payable	62.8	20.9
Accrued expenses	(17.3)	1.9
Income taxes payable	(88.1)	49.8
Tax benefit on non-qualified options	—	4.5
Other non-current assets and liabilities	9.1	(6.6)

Net Cash Provided By Operating Activities	65.6	16.8

Investing Activities
Purchases of property, plant and equipment	(43.2)	(26.8)
Proceeds from sale of property, plant and equipment	0.1	0.2
Payments made in connection with acquisitions, net of cash acquired	—	(8.8)

Net Cash Used By Investing Activities	(43.1)	(35.4)

Financing Activities
Increase (decrease) in short-term debt, net	6.1	(1.0)
Proceeds from issuance of long-term debt	—	—
Repayment of long-term debt and capital lease obligations	(0.4)	(0.5)
Proceeds from issuance of common stock	18.5	34.1
Purchases of treasury stock	(0.4)	(0.6)
Dividends	(24.6)	(23.8)
Excess tax benefits on equity instruments issued under share- based payment arrangements	1.2	—
Distributions to minority interest holders	(1.0)	(2.4)

Net Cash Provided (Used) By Financing Activities	(0.6)	5.8

Net cash provided by discontinued operations	9.1	2.7
Effect of exchange rate changes on cash and cash equivalents	0.7	(1.4)

Net decrease in cash and cash equivalents	31.7	(11.5)
Cash and cash equivalents at beginning of period	251.3	297.9

Cash and cash equivalents at end of period	$283.0	$286.4

PRELIMINARY
GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months
	Ended
	March 31,
	2006	2005
Preliminary Income Statement Data:
Non-Segment Expenses:

Net Interest Expense	$(30.9)	$(33.0)

Other Income (Expense), Net:	$(10.6)	$(10.1)

- Discontinued Retiree Health Care	$(4.8)	$(4.7)
- Other Income (Expense)	$(5.8)	$(5.4)

Preliminary Cash Flow Data:
Dividends	$(24.6)	$(23.8)

Depreciation and Amortization	$56.3	$54.7
- Depreciation	39.8	39.6
- Amortization	16.5	15.1

	March 31,	December 31,
	2006	2005
Preliminary Balance Sheet Data:

Inventory
Preproduction and Excess-Over-Average Inventory	$304.4	$276.0

Short-term Debt	$28.6	$22.3
Current Maturities of Long-term Debt and Capital Lease Obligations	1.5	1.7
Long-term Debt and Capital Lease Obligations	1,740.4	1,742.1

Total Debt[1]	$1,770.5	$1,766.1
Cash and Cash Equivalents	283.0	251.3

Net Debt[1]	$1,487.5	$1,514.8

[1]	Total Debt (defined as short-term debt plus current maturities of long-term debt and capital lease obligations plus long-term debt and capital lease obligations) and Net Debt (defined as Total Debt minus cash and cash equivalents) are non-GAAP financial measures that the Company believes are useful to rating agencies and investors in understanding the Company’s capital structure and leverage. Because all companies do not calculate these measures in the same manner, the Company’s presentation may not be comparable to other similarly titled measures reported by other companies.